Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 8:30 a.m. April 24, 2015

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS RECORD NET INCOME AND RECORD DILUTED EARNINGS PER SHARE FOR FIRST QUARTER 2015;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (April 24, 2015) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter of 2015 and reported record net income available to common shareholders of $1,926,000 and $0.39 per diluted share for the three months ended March 31, 2015 as compared to $1,516,000 and $0.31 per diluted share for the prior year's first quarter, increases of 27% and 26% respectively. The Company's earnings for the three months ended March 31, 2015 produced an annualized return on average total assets ("ROA") of 0.90% and an annualized return on average shareholder's equity ("ROE") of 12.60% as compared to 0.73% and 11.24%, respectively, for the prior year's quarter.

On November 17, 2014, the Company announced that it had entered into a definitive agreement pursuant to which BNC Bancorp (“BNC”) will acquire all of the Company’s common stock in a stock transaction valued at approximately $101.3 million, based on the closing price of BNC common stock on November 14, 2014. The transaction is subject to regulatory and shareholder approvals with expected closing on or around July 1, 2015.

In comparison to the linked quarter, net income available to common shareholders increased $392,000 or 26% while diluted earnings per share increased $0.08 or 26%. Absent the merger related expenses, securities gains and other nonrecurring items, net income available to common shareholders would have increased $83,000 or 5% as compared to the fourth quarter 2014. The following table is a comparison to prior periods after excluding merger related transaction costs, securities gains and other nonrecurring items recorded in the periods:

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	1Q 2015	4Q 2014	1Q 2014
Net income available to common shareholders	$1,926,000	$1,534,000	$1,516,000
Add back: Merger expenses, net of tax benefit	96,000	290,000	0
Add back: Nonrecurring payroll tax related to RSG vesting, net of tax benefit	34,000	0	0
Add back: Prior period tax adjustments related to merger costs	68,000	0	0
Subtract: Gains on sale of securities, net of tax expense	(217,000)	0	(5,000)
Net income available to common shareholders, excluding post-tax nonrecurring items	$1,907,000	$1,824,000	$1,511,000
$ Increase / (Decrease) after excluding post-tax nonrecurring items		$83,000	$396,000
% Increase / (Decrease) after excluding post-tax nonrecurring items		5%	26%

Diluted earnings per share, excluding post-tax nonrecurring items	$0.38	$0.37	$0.31
% Increase / (Decrease) after excluding post-tax nonrecurring items		3%	23%

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on June 1, 2015 to its common shareholders of record on May 15, 2015. If the merger occurs with BNC as anticipated, this will be the last cash dividend declared to Valley Financial common shareholders.

Select highlights for the first quarter include:

•
Net income to common shareholders of $1,926,000 and $0.39 per diluted share, producing an annualized return on average total assets of 0.90% and an annualized return on average shareholders' equity of 12.60%.

•
The Company recorded noninterest income of $1,576,000 during the quarter. Excluding gains on the sale of securities, noninterest income was $1,247,000, an increase of $179,000 or 17% from the same prior year period and $30,000 or 2% compared to the linked quarter.

•	Nonperforming assets ("NPAs") decreased 13% or $2,678,000, from $20,655,000 at December 31, 2014 to $17,977,000 at March 31, 2015. In comparison to March 31, 2014, NPAs decreased $7,347,000, or 29%.

•
The Company's Allowance for Loan and Lease Losses ("ALLL") to total loans decreased 1 basis point ("bp") to 1.04% in comparison to the 1.05% at December 31, 2014 and 6 bps from the 1.10% reported one year earlier.

•
The Company recorded an increase in average gross loans outstanding of $45,834,000 or 8% from the same period last year and $12,506,000 or 2% in comparison to the linked quarter (an annualized growth rate of 8%).

Ellis L. Gutshall, President and CEO commented, “Our first quarter results were driven by continued asset quality improvement, solid loan growth, increased noninterest income and continued expense management that has become a hallmark standard at Valley Financial Corporation. Our mortgage line of business led noninterest income growth with a record quarter in fee income while income earned from our brokerage line of business rebounded as anticipated from the personnel changes that occurred in mid-2014. Asset quality measures continued to show improvement as we recorded our third consecutive quarter of net recoveries. We remain excited about the pending merger with BNC Bancorp and as anticipated, senior management has been focused on the successful integration of Valley Bank into the BNC franchise to ensure the transition is smooth and seamless for our customer base.”

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CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 12.16% and 14.82%, respectively, at March 31, 2015, as compared to 11.29% and 14.05% reported at March 31, 2014. The Company's tier 1 leverage ratio was 9.08% at March 31, 2015 in comparison to 8.48% at March 31, 2014.

ASSET QUALITY/LOAN LOSS PROVISION

Nonperforming Assets
The Company's nonperforming assets decreased 13% or $2,678,000, from $20,655,000 at December 31, 2014 to $17,977,000 at March 31, 2015. The nonperforming assets to total assets ratio declined 19 bps to 2.10% in comparison to December 31, 2014. The following table shows a summary of asset quality balances and related ratios for the three-month periods presented (dollars in thousands):

In thousands	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Nonaccrual loans	$2,973	$3,660	$3,571	$5,532	$2,324
Loans past due 90 days or more and still accruing	352	2,323	416	0	349
Performing restructured loans	2,361	2,364	2,364	2,884	2,885
Foreclosed assets	12,291	12,308	11,994	10,599	19,766
Total nonperforming assets	$17,977	$20,655	$18,345	$19,015	$25,324

Balances
Allowance for loan losses	$6,500	$6,500	$6,535	$6,640	$6,425
Loans, net of unearned income	$627,742	$618,272	$606,541	$602,434	$584,757
Total assets	$854,199	$901,399	$857,345	$887,089	$868,724

Ratios
NPAs to total assets	2.10%	2.29%	2.14%	2.14%	2.92%
NPAs to total loans	2.86%	3.34%	3.02%	3.16%	4.33%
NPAs to total loans & foreclosed assets	2.81%	3.28%	2.97%	3.10%	4.19%
ALLL to nonaccrual loans	218.63%	177.60%	183.00%	120.03%	276.46%

Nonaccrual loans
Nonaccrual loans at March 31, 2015 totaled $2,973,000, a decrease of $687,000 or 19% from the linked quarter and an increase of $649,000 or 28% from the prior year. The decrease from the linked quarter is primarily attributable to payoffs on two nonaccrual notes during the quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Beginning Balance	$3,660	$3,571	$5,532	$2,324	$3,665
Net customer payments	(687)	(2)	(453)	(5)	(28)
Additions	0	818	0	3,248	0
Charge-offs	0	(5)	(7)	0	(1,313)
Loans returning to accruing status	0	0	0	0	0
Transfers to OREO	0	(722)	(1,501)	(35)	0
Ending Balance	$2,973	$3,660	$3,571	$5,532	$2,324

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Troubled Debt Restructurings ("TDRs")
The total recorded investment in TDRs as of March 31, 2015 was $2,361,000, a decline of $3,000 from the $2,364,000 at December 31, 2014 and a $524,000 decline from the $2,885,000 at March 31, 2014. The reduction from the prior year is primarily due to one relationship that was upgraded during 2014 based upon renewal of the notes at market rate and market terms. All TDRs were performing at March 31, 2015, December 31, 2014 and March 31, 2014.

Foreclosed Assets
Foreclosed assets at March 31, 2015 totaled $12,291,000, a decrease of $17,000 from the linked quarter and $7,475,000 or 38% from the prior year quarter. The decline year over year was driven by the sale of the Ivy Market Building to Carilion Clinic during the second quarter of 2014. The following table shows the activity in foreclosed assets for the quarter ended (dollars in thousands):

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Beginning Balance	$12,308	$11,994	$10,599	$19,766	$19,705
Additions	0	722	1,502	34	0
Capitalized improvements	3	0	46	42	101
Proceeds from sales	0	(210)	(10)	(7,750)	(40)
Transfers to other assets	0	0	0	(1,474)	0
Valuation adjustments	0	(186)	(143)	(32)	0
Gains (losses) from sales	(20)	(12)	0	13	0
Ending Balance	$12,291	$12,308	$11,994	$10,599	$19,766

Past Due Loans
At March 31, 2015, total accruing loans past due 30 - 89 days were $1,042,000 or 0.2% of total loans, an increase from $763,000, or 0.1%, one year ago and a decrease from $3,547,000, or 0.6%, at December 31, 2014.

Total loans past due greater than 90 days and accruing interest at March 31, 2015 totaled $352,000 as compared to $2,323,000 at December 31, 2014 and $349,000 at March 31, 2014. The March 31, 2015 balance was comprised of three loans, two of which were paid in full and the other loan brought fully current in April.

Impaired Loans
Impaired loans increased $531,000 or 4% from $14,738,000 at December 31, 2014 to $15,269,000 at March 31, 2015. In comparison to March 31, 2014, impaired loans declined $3,339,000 or 17%. The increase in the first quarter of 2015 is attributable to a $1,269,000 participation sold buy-back on an impaired note, which was partially offset by the payoff of two impaired residential mortgages during the quarter.

Provision/Charge-offs
The Company recorded a negative $15,000 provision for loan losses during the first quarter of 2015, as compared to a provision of $518,000 for the same period last year and a negative provision of $45,000 in the linked quarter. The Company recorded net recoveries of $15,000 during the first quarter of 2015 as compared to net charge-offs of $1,293,000 or 0.22% of total loans for the first quarter of 2014.

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Allowance for Loan Losses
The ratio of allowance for loan and lease losses as a percentage of total loans decreased to 1.04% at March 31, 2015 in comparison to 1.05% at December 31, 2014 and 1.10% a year earlier. At March 31, 2015, the Company’s total reserves amounted to $6,500,000, of which $62,000 are specific reserves on impaired loans and $6,438,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. The current level of the allowance for loan losses reflects specific reserves related to impaired loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The nonaccrual loan coverage ratio is at 219% as of March 31, 2015, an increase from 178% at December 31, 2014 but a decrease from the 276% reported at March 31, 2014.

BALANCE SHEET
Total assets at March 31, 2015 were $854,199,000, a decrease of $47,200,000 or 5% from $901,399,000 at December 31, 2014.  The principal components of the Company’s assets at the end of the period were $16,450,000 in cash and cash equivalents, $159,031,000 in securities available-for-sale and $627,742,000 in gross loans.  In comparison, total assets at December 31, 2014 were $901,399,000 with the principal components consisting of $53,151,000 in cash and cash equivalents, $177,737,000 in securities available-for-sale and $618,272,000 in gross loans. The decline in securities available-for-sale was due to sales totaling $12,421,000 executed late in the first quarter.

Total liabilities at March 31, 2015 were $791,001,000, a decrease of $50,158,000 or 6% from $841,159,000 at December 31, 2014.  Deposits decreased $34,430,000 or 5% to $682,595,000 from the $717,025,000 level at December 31, 2014 while FHLB borrowings decreased $15,000,000 from $58,000,000 to $43,000,000.  The decrease in deposits was primarily due to seasonal outflows from our municipal depositors to meet cash needs until their next collection season.

Total shareholders’ equity at March 31, 2015 was $63,198,000, an increase of $2,958,000 or 5% from $60,240,000 at December 31, 2014. The Company’s tangible book value per share (defined as total capital, including AOCI, divided by outstanding common shares) increased 4% from $12.21 at December 31, 2014 to $12.76 at March 31, 2015.

The following table includes the quarterly average balance for our primary balance sheet components (dollars in thousands):

	Quarterly Average Balances, Primary Balance Sheet Components
	Dollars in thousands
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Assets	871,418	868,470	858,860	864,790	839,395
Loans, net of unearned income	624,423	611,916	600,875	591,657	578,589
Securities	174,917	182,784	193,033	197,263	195,927
Earning assets	811,240	810,581	803,224	807,610	780,960
Deposits	684,866	699,580	684,835	695,693	674,958
Noninterest-bearing deposits	111,268	111,070	101,594	102,860	95,338
Borrowings	115,703	100,867	109,160	108,150	107,301
Interest-bearing liabilities	689,300	689,376	692,401	700,984	686,921
Shareholders' equity	62,147	58,824	57,272	54,338	51,218

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NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	3/31/2015	12/31/2014	Change		3/31/2014	Change

Average interest-earning assets	$811,240	$810,581	$659		$780,960	$30,280
Interest income (FTE)	$8,050	$8,183	$(133)		$8,105	$(55)
Yield on interest-earning assets	4.02%	4.00%	2	bps	4.21%	(19)	bps
Average interest-bearing liabilities	$689,300	$689,376	$(76)		$686,921	$2,379
Interest expense	$1,106	$1,123	$(17)		$1,098	$8
Cost of funds	0.56%	0.56%	0	bps	0.57%	(1)	bps
Net Interest Income (FTE)	$6,944	$7,060	$(116)		$7,007	$(63)
Net Interest Margin (FTE)	3.47%	3.46%	1	bps	3.64%	(17)	bps

In comparison to the fourth quarter of 2014, tax-equivalent net interest income decreased $116,000 or 2% to $6,944,000. Average interest-earning assets increased $659,000 while the net interest margin increased 1 bp during the three-month period to 3.47%. The cost of funds remained flat at 0.56%.

In comparison to the three months ended March 31, 2014, tax-equivalent net interest income decreased $63,000, or 1%, despite average interest-earning assets increasing by $30,280,000 or 4%. The decline is attributable to margin compression as our tax-equivalent net interest margin decreased 17 basis points to 3.47% in the first quarter of 2015. The impact of the low interest rate environment continued to depress asset yields as the yield on earning assets fell 19 bps in comparison to the first quarter 2014.

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	3/31/2015	12/31/2014	$	%	3/31/2014	$	%
Noninterest income:
Service charges on deposit accounts	$509	$554	$(45)	(8)%	$452	$57	13%
Mortgage fee income	234	200	34	17%	92	142	154%
Brokerage fee income, net	267	180	87	48%	247	20	8%
Bank owned life insurance income	169	172	(3)	(2)%	165	4	2%
Realized gain on sale of securities	329	0	329	N/M	7	322	4,600%
Other income	68	111	(43)	(39)%	112	(44)	(39)%
Total noninterest income	$1,576	$1,217	$359	29%	$1,075	$501	47%

In comparison to the fourth quarter of 2014, noninterest income increased $359,000 or 29%. Excluding gains on the sale of securities, noninterest income increased $30,000 or 2%. The quarterly increase was driven by increases from our brokerage and mortgage lines of business, offset by lower service charges (primarily NSF charges) and other income. The decrease in other income is due to a revaluation of our tax incentive agreement receivable based on updated cash flow projections. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.61% of average earning assets for the period compared to 0.60% in the prior year.

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In comparison to the three months ended March 31, 2014, noninterest income increased $501,000, or 47%. Excluding gains on the sale of securities, noninterest income increased $179,000 or 17% compared to the same period last year. Mortgage fee income increased $142,000 or 154% while service charge income grew $57,000 or 13%. Other income declined due to the revaluation of the tax incentive agreement receivable as mentioned above. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.61% of average earning assets for the period compared to 0.55% in the prior year.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	3/31/2015	12/31/2014	$	%	3/31/2014	$	%
Noninterest expense:
Compensation expense	$3,132	$3,231	$(99)	(3)%	$3,086	$46	1%
Occupancy and equipment expense	503	477	26	5%	490	13	3%
Data processing expense	430	428	2	0%	403	27	7%
Insurance expense	232	230	2	1%	221	11	5%
Professional fees	114	123	(9)	(7)%	138	(24)	(17)%
Foreclosed asset expense, net	191	355	(164)	(46)%	158	33	21%
Merger transaction costs	102	439	(337)	(77)%	0	102	N/M
Other operating expense	838	827	11	1%	837	1	0%
Total noninterest expense	$5,542	$6,110	$(568)	(9)%	$5,333	$209	4%

In comparison to the fourth quarter of 2014, noninterest expense decreased by $568,000 or 9%, driven by a $337,000 or 77% decrease in merger transaction costs and a $164,000 or 46% decrease in foreclosed asset expense (driven by reduced impairment charges). Compensation expense decreased 99,000 or 3% from the fourth quarter of 2014 due to lower incentive and bonus accruals as a result of the pending merger. The Company's efficiency ratio for the first quarter of 2015 was 66.95% as compared to 73.04% for the fourth quarter of 2014. (The efficiency ratio is computed by dividing noninterest expenses by the sum of fully taxable equivalent net interest income and fully taxable equivalent noninterest income, less gains (losses) on the sale of securities). Excluding merger transaction costs, the efficiency ratio would have been 65.71% in the first quarter of 2015 and 67.80% in the fourth quarter of 2014. The improved efficiency ratio is due to lower noninterest expenses and higher noninterest income.

In comparison to the three months ended March 31, 2014, noninterest expense increased $209,000 or 4%. Excluding merger transaction costs, noninterest expenses grew just $107,000 or 2%. Compensation expense increased $46,000 or 1% due to equity increases to all employees on January 1, 2015, offset by lower incentive and bonus accruals. The 7% or $27,000 increase in data processing expense was driven by higher debit card transactions and internet banking processing costs while the 21% or $33,000 increase in foreclosed asset expenses is due to development costs on several of our OREO properties. The 17% or $24,000 reduction in professional fees is due to lower audit and consulting fees as a result of the pending merger. The Company's efficiency ratio for the first quarter of 2015 was 66.95%, slightly increased from the 65.36% for the same quarter last year.

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About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Three Months Ended

In Thousands	3/31/2015	3/31/2014
Net interest income, non tax-equivalent	$6,874	$6,910
Less: tax-exempt interest income	(136)	(189)
Add: tax-equivalent of tax-exempt interest income	206	286
Net interest income, tax-equivalent	$6,944	$7,007

Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the ability to close the proposed merger with BNC on the proposed

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terms and schedule, or at all, difficulties related to integration of the proposed merger and unexpected costs, charges or expense resulting from the proposed merger and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

ADDITIONAL INFORMATION

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, on April 15, 2015, the SEC declared effective BNC’s registration statement on Form S-4 that included a Definitive Proxy Statement of the Company and that also constitutes a Prospectus of BNC, as well as other relevant documents concerning the proposed transaction. On April 16, 2015, the Company commenced mailing the definitive proxy statement/prospectus to shareholders of the Company. SHAREHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about BNC or the Company, may be obtained at the SEC’s Internet site (http://www.sec.gov). In addition, (i) free copies of documents filed by BNC with the SEC may be obtained on the BNC website at www.bncbancorp.com or by requesting them in writing from Drema Michael, BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, or by telephone at (336) 869-9200; and (ii) free copies of documents filed by the Company with the SEC may be obtained on the Company’s website at www.myvalleybank.com or by requesting them in writing from Kimberly Snyder, Valley Financial Corporation, 36 Church Avenue, S.W., P.O. Box 2740, Roanoke, VA 24011, or by telephone at (540) 342-2265.

The Company, BNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger. Information about the directors and executive officers of BNC and the Company and other persons who may be deemed participants in the solicitation will be included in the Proxy Statement/Prospectus. Information about the company’s executive officers and directors can also be found in the Company’s definitive proxy statement filed with the SEC on April 16, 2015. Information about BNC’s executive officers and directors can also be found in BNC’s Registration Statement filed with the SEC on Form S-4/A on April 14, 2015. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. You may obtain free copies of each document as described in the preceding paragraph.

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
Assets	March 31, 2015	December 31, 2014
Cash and due from banks	$7,715	$10,316
Interest bearing deposits	8,735	42,835
Total cash and cash equivalents	16,450	53,151
Securities available for sale	159,031	177,737
Loans, net of allowance for loan losses, 3/31/15 and 12/31/14: $6,500	621,242	611,772
Foreclosed assets	12,291	12,308
Premises and equipment, net	9,169	9,298
Bank owned life insurance	19,712	19,543
Accrued interest receivable	2,279	2,374
Other assets	14,025	15,216
Total assets	$854,199	$901,399
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$28,664	$27,082
Interest bearing deposits	653,931	689,943
Total deposits	682,595	717,025
Securities sold under agreements to repurchase	29,828	29,778
FHLB borrowings	43,000	58,000
Junior subordinated debentures	27,326	27,356
Accrued interest payable	425	414
Other liabilities	7,827	8,586
Total liabilities	791,001	841,159

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014	0	0
Common stock, no par value; 10,000,000 shares authorized; 4,951,653 shares issued and outstanding at March 31, 2015 and 4,932,035 shares issued and outstanding at December 31, 2014	24,703	23,987
Retained earnings	38,453	36,725
Accumulated other comprehensive income	42	(472)
Total shareholders' equity	63,198	60,240
Total liabilities and shareholders' equity	$854,199	$901,399

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (Unaudited)
	3/31/2015	3/31/2014
Interest income
Interest and fees on loans	$6,994	$6,778
Interest on securities - taxable	844	1,038
Interest on securities - nontaxable	136	189
Interest on deposits in banks	6	3
Total interest income	7,980	8,008
Interest expense
Interest on deposits	564	564
Interest on borrowings	542	534
Total interest expense	1,106	1,098
Net interest income	6,874	6,910
Provision for loan losses	(15)	518
Net interest income after provision for loan losses	6,889	6,392
Noninterest income
Service charges on deposit accounts	509	452
Mortgage fee income	234	92
Brokerage fee income, net	267	247
Bank owned life insurance income	169	165
Realized gain on sale of securities	329	7
Other income	68	112
Total noninterest income	1,576	1,075
Noninterest expense
Compensation expense	3,132	3,086
Occupancy and equipment expense	503	490
Data processing expense	430	403
Insurance expense	232	221
Professional fees	114	138
Foreclosed asset expense, net	191	158
Merger transaction costs	102	0
Other operating expense	838	837
Total noninterest expense	5,542	5,333
Income before income taxes	2,923	2,134
Income tax expense	997	618
Net income available to common shareholders	$1,926	$1,516
Earnings per share
Basic earnings per common share	$0.39	$0.32
Diluted earnings per common share	$0.39	$0.31
Weighted average common shares outstanding	4,940,736	4,806,323
Diluted average common shares outstanding	4,980,857	4,854,969
Dividends declared per common share	$0.04	$0.04

VFC
3/31/15 Release

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	3/31/2015	3/31/2014
PER COMMON SHARE
Earnings per share - basic	$0.39	$0.32
Earnings per share - diluted	$0.39	$0.31
Tangible book value per share	$12.76	$10.86

FINANCIAL RATIOS
Return on average assets	0.90%	0.73%
Return on average shareholders' equity	12.60%	11.24%
Net interest margin (FTE)[1]	3.47%	3.64%
Efficiency - Consolidated	66.95%	65.36%
Net charge-off to average loans	0.00%	0.22%
Total risk based capital - Consolidated	14.82%	14.05%
Total risk based capital - Bank only	14.67%	13.94%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance	$6,500	$7,200
Provision for loan losses	(15)	518
Charge-offs	0	(1,316)
Recoveries	15	23
Ending balance	$6,500	$6,425

ASSET QUALITY RATIOS
Nonperforming assets to total assets	2.10%	2.92%
Allowance for loan losses to total loans	1.04%	1.10%
Allowance for loan losses to nonaccrual loans	218.6%	276.5%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest	$352	$349
Nonaccrual loans	2,973	2,324
Accruing Troubled Debt Restructurings	2,361	2,885
Foreclosed assets	12,291	19,766
Total nonperforming assets	$17,977	$25,324

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”